Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 20, 2017
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, October 20, 2017 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2017.  Beneficial recorded net income of $9.4 million and $27.3 million, or $0.13 and $0.37 per diluted share, for the three and nine months ended September 30, 2017, respectively, compared to net income of $10.1 million and $17.8 million, or $0.14 and $0.24 per diluted share, for the three and nine months ended September 30, 2016.  Net income for the three months ended September 30, 2016 included a $1.8 million investment gain from the sale of stock that we held in a financial institution that was acquired.  Net income for nine months ended September 30, 2016 included $8.8 million of merger and restructuring charges related to the acquisition of Conestoga Bank (“Conestoga”) and the Bank’s expense management reduction program.

On October 19, 2017, the Company declared a cash dividend of 6 cents per share, payable on or after November 9, 2017, to common shareholders of record at the close of business on October 30, 2017.

Highlights for the three and nine months ended September 30, 2017, are as follows:

•                                          Net interest margin totaled 3.09% and 3.06% for the three and nine months ended September 30, 2017 compared to 3.08% and 3.00% for the same periods in 2016, respectively.  Net interest margin year over year has benefited from organic loan growth, the impact of the Conestoga acquisition, and continued improvement in the mix of our balance sheet.

•                                          Net interest income increased $2.4 million and $13.9 million, or 5.9% and 12.5%, respectively, for the three and nine months ended September 30, 2017, compared to the same periods in the prior year primarily due to the Conestoga acquisition and organic growth in our loan portfolio.

•                                          During the nine months ended September 30, 2017, our loan portfolio increased $22.0 million, representing 0.73% annualized loan growth.  Annualized growth of 4.0% in our commercial loan portfolio was offset by decreases in our consumer loans primarily as a result of the run-off of our discontinued indirect auto lending portfolio.

•                                          During the three and nine months ended September 30, 2017, the Company recorded a $352 thousand and a $1.4 million net gain on the sale of $3.6 million and $14.8 million of the guaranteed portion of SBA loans, respectively.

•                                          Charge-offs continue to remain low.  Net charge-offs for the nine months ended September 30, 2017, totaled $2.1 million, or 7 basis points annualized of average loans, compared to net charge-offs of $1.0 million, or 4 basis points annualized of average loans, in the same period in the 2016.

•                                          Asset quality metrics continued to remain strong with a non-performing assets to total assets, excluding government guaranteed student loans, of 0.36% at September 30, 2017.  Our allowance for loan losses totaled $43.3 million, or 1.07% of total loans, as of September 30, 2017, compared to $43.3 million, or 1.08% of total loans, as of December 31, 2016.

•                                          During the nine months ended September 30, 2017, the Company purchased 703,800 shares under its previously announced stock repurchase plan.  Our tangible capital to tangible assets decreased to 15.34% at September 30, 2017, compared to 15.70% at September 30, 2016.  The decrease in this ratio can be attributed to share repurchases and cash dividends.  Tangible book value per share totaled $11.44 at September 30, 2017.

Gerard Cuddy, Beneficial’s President and CEO, stated “Our financial results continue to improve, driven by growth in our balance sheet, continued favorable asset quality and management of our expense base.  Although we are seeing some growth in our commercial lending businesses, the pace of growth has slowed.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.”

Balance Sheet

Total assets increased $79.0 million, or 1.4%, to $5.82 billion at September 30, 2017, compared to $5.74 billion at December 31, 2016.  The increase in total assets was primarily due to an increase in cash and cash equivalents and loan growth, partially offset by a decline in investment securities.

Cash and cash equivalents increased $190.0 million to $477.0 million at September 30, 2017, from $287.0 million at December 31, 2016.  The increase in cash and cash equivalents was primarily driven by investment maturities and repayments and an increase in borrowed funds to meet projected future liquidity needs and secure lower funding rates.

Investments decreased $124.2 million, or 11.6%, to $951.1 million at September 30, 2017, compared to $1.08 billion at December 31, 2016, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $22.0 million, or 0.73% annualized growth, to $4.03 billion at September 30, 2017, from $4.01 billion at December 31, 2016.  The increase in loans was primarily due to organic growth in our commercial real estate and residential real estate loan portfolios offset by an $89.4 million decrease in our consumer loan portfolio due primarily to a decrease in indirect auto loans resulting from our run-off of this portfolio segment.  As previously disclosed, we decided to exit the indirect lending business in the first quarter of 2017.

Deposits increased $12.7 million, or 0.41% annualized growth, to $4.17 billion at September 30, 2017, from $4.16 billion at December 31, 2016.  Deposit growth was primarily achieved through organic core deposit growth of $33.0 million in savings accounts, partially offset by a decrease in interest bearing business checking accounts.

Borrowings increased $50.0 million to $540.4 million at September 30, 2017, and are being used as a low cost funding source to replace higher cost brokered CDs.

Stockholders’ equity increased $24.6 million, or 2.4%, to $1.04 billion at September 30, 2017, from $1.01 billion at December 31, 2016.  The increase in stockholders’ equity was primarily due to net income of $27.3 million as well as the issuance of 1,015,943 shares from the exercise of stock options resulting in an increase in additional paid in capital, partially offset by the declaration of cash dividends and stock repurchases during the first nine months of 2017.

Net Interest Income

For the three months ended September 30, 2017, net interest income was $42.4 million, an increase of $2.4 million, or 5.9%, from the three months ended September 30, 2016. The increase in net interest income was primarily due to an increase in average interest earning assets of $284.7 million with growth occurring in our higher yielding loan portfolio.  The net interest margin totaled 3.09% for the three months ended September 30, 2017 as compared to 3.08% for the same period in 2016. During the three months ended September 30, 2017, the net interest margin was negatively impacted 11 basis points by higher cash levels due to slower than anticipated loan growth as average cash for the quarter totaled $388.0 million, an increase of $257.1 million from $130.9 million during the three months ended September 30, 2016.

For the nine months ended September 30, 2017, Beneficial reported net interest income of $124.9 million, an increase of $13.9 million, or 12.5%, from the nine months ended September 30, 2016. The increase in net interest income was primarily due to the acquisition of Conestoga during the second quarter of 2016 and strong organic loan growth, which resulted in higher interest earning assets of $501.3 million in 2017 compared to 2016.  Our net interest margin increased to 3.06% for the nine months ended September 30, 2017, from 3.00% for the same period in 2016.

Non-interest Income

For the three months ended September 30, 2017, non-interest income totaled $7.1 million, a decrease of $1.1 million, or 13.8%, from the three months ended September 30, 2016.  The decrease was primarily due to a $1.8 million investment gain recorded during the third quarter of 2016 from the sale of stock that we held in a financial institution that was acquired, and a $493 thousand swap fee earned on a commercial real estate loan recorded during the third quarter of 2016.  These decreases to non-interest income were partially offset by a $352 thousand net gain on the sale of $3.6 million of SBA loans recorded during the third quarter of 2017, a $518 thousand increase in limited partnership earnings, and a $178 thousand increase in interchange fee income.

For the nine months ended September 30, 2017, non-interest income totaled $21.6 million, an increase of $2.0 million, or 10.2%, from the nine months ended September 30, 2016.  The increase was primarily due to a $1.4 million net gain on the sale of $14.8 million of SBA loans recorded during the nine months ended September 30, 2017, a $921 thousand increase in limited partnership earnings, a $627 thousand increase in interchange fee income, a $394 thousand increase in income from other life insurance, and a $322 thousand increase in insurance and advisory commission and fee income.  These increases to non-interest income were partially offset by a $1.8 million investment gain recorded during the third quarter of 2016 from the sale of stock that we held in a financial institution that was acquired, and a $493 thousand swap fee earned on a commercial real estate loan recorded during the third quarter of 2016.

Non-interest Expense

For the three months ended September 30, 2017, non-interest expense totaled $33.8 million, an increase of $576 thousand, or 1.7%, from the three months ended September 30, 2016.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $641 thousand due primarily due to increased costs associated with equity awards granted under the 2016 Omnibus Incentive Plan as well as annual merit increases.

For the nine months ended September 30, 2017, non-interest expense totaled $103.4 million, a decrease of $230 thousand, or 0.2%, from the nine months ended September 30, 2016. The decrease in non-interest expense was primarily due to $8.8 million of merger and restructuring charges related to the acquisition of Conestoga and our April 2016 expense management reduction program recorded during the nine months ended September 30, 2016.  This decrease to non-interest expense was partially offset by an increase in salaries and employee benefits of $5.6 million and a $1.6 million increase in board fees due primarily to increased costs associated with equity awards granted under the 2016 Omnibus Incentive Plan as well as annual merit increases. The decrease in non-interest expense during the nine months ended September 30, 2017 was also offset by a $513 thousand increase in occupancy expense related to the acquisition of Conestoga Bank.

Income Taxes

For the three months ended September 30, 2017, we recorded a provision for income taxes of $5.5 million, reflecting an effective tax rate of 36.8%, compared to a provision for income taxes of $4.9 million, reflecting an effective tax rate of 32.8% for the three months ended September 30, 2016.  The increase in the effective tax rate for the three months ended September 30, 2017 compared to the same period a year ago is primarily due to non-deductible compensation and lower tax-exempt interest income.

For the nine months ended September 30, 2017, we recorded a provision for income taxes of $13.7 million, reflecting an effective tax rate of 33.5%, compared to a provision for income taxes of $9.1 million, reflecting an effective tax rate of 33.9%, for the nine months ended September 30, 2016.  The net reduction in the effective tax rate for the nine months ended September 30, 2017 compared to the same period a year ago was primarily lowered by the impact of excess tax benefits recorded to income tax expense in 2017 associated with stock based compensation, partially offset by non-deductible compensation and lower tax-exempt interest income.  Management believes the effective tax rate for the remainder of 2017 will likely remain closer to the 35.0% statutory tax rate.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, increased $8.7 million to $20.8 million at September 30, 2017, compared to $12.1 million at December 31, 2016.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, increased to 0.36% at September 30, 2017, compared to 0.22% at December 31, 2016.  The increase in non-accruing loans can primarily be attributed to the downgrade to doubtful and change to non-accrual of a shared national credit during the first quarter of 2017 with an outstanding balance of $8.7 million as of September 30, 2017.  The Company has reviewed the status of this shared national credit and determined that no charge-off or specific reserves were required as of September 30, 2017.

As a result of loan growth and charge-offs, we recorded a $750 thousand and $2.1 million provision for loan losses during the three and nine months ended September 30, 2017, respectively.

Our allowance for loan losses totaled $43.3 million, or 1.07% of total loans, as of September 30, 2017, compared to $43.4 million, or 1.06% of total loans, as of June 30, 2017, and $43.3 million, or 1.08% of total loans, as of December 31, 2016.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of September 30, 2017, Beneficial’s tangible capital to tangible assets totaled 15.34%. In addition, at September 30, 2017, we had the ability to borrow up to $2.1 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	9/30/2017	12/31/2016	9/30/2016	Capitalized Ratio	9/30/2017

Tier 1 Leverage (to average assets)	16.16%	16.15%	16.57%	5.0%	$631,266
Common Equity Tier 1 Capital (to risk weighted assets)	21.89%	21.45%	21.93%	6.5%	624,954
Tier 1 Capital (to risk weighted assets)	22.50%	22.06%	22.54%	8.0%	589,047
Total Capital Ratio (to risk weighted assets)	23.58%	23.14%	23.67%	10.0%	551,444

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	9/30/2017	12/31/2016	9/30/2016	Capitalized Ratio	9/30/2017

Tier 1 Leverage (to average assets)	14.45%	14.76%	14.96%	5.0%	$534,488
Common Equity Tier 1 Capital (to risk weighted assets)	20.14%	20.17%	20.36%	6.5%	553,391
Tier 1 Capital (to risk weighted assets)	20.14%	20.17%	20.36%	8.0%	492,522
Total Capital Ratio (to risk weighted assets)	21.21%	21.25%	21.50%	10.0%	454,936

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 62 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$46,027	$50,078	$45,791	$49,507
Interest-bearing deposits	430,989	333,306	241,255	136,550
Total cash and cash equivalents	477,016	383,384	287,046	186,057

Investment securities:
Available-for-sale	369,210	427,174	451,544	502,534
Held-to-maturity	558,659	540,057	602,529	610,629
Federal Home Loan Bank stock, at cost	23,210	23,210	21,231	18,231
Total investment securities	951,079	990,441	1,075,304	1,131,394

Loans and leases:	4,032,521	4,094,732	4,010,568	3,887,909
Allowance for loan and lease losses	(43,270)	(43,350)	(43,261)	(44,466)
Net loans and leases	3,989,251	4,051,382	3,967,307	3,843,443

Accrued interest receivable	16,883	16,897	16,635	16,832

Bank premises and equipment, net	71,745	72,982	75,444	76,656

Other assets:
Goodwill	169,002	169,002	169,125	169,275
Bank owned life insurance	79,976	80,952	80,664	79,959
Other intangibles	3,096	3,309	4,446	5,025
Other assets	59,571	60,614	62,622	71,752
Total other assets	311,645	313,877	316,857	326,011
Total assets	$5,817,619	$5,828,963	$5,738,593	$5,580,393

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$527,545	$568,391	$518,294	$511,460
Interest bearing deposits	3,643,373	3,616,645	3,639,894	3,551,993
Total deposits	4,170,918	4,185,036	4,158,188	4,063,453
Borrowed funds	540,436	540,432	490,423	415,419
Other liabilities	67,927	73,291	76,226	78,274
Total liabilities	4,779,281	4,798,759	4,724,837	4,557,146
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	844	843	834	833
Additional paid-in capital	794,253	789,356	772,925	767,842
Unearned common stock held by employee stock ownership plan	(27,695)	(28,312)	(29,546)	(30,163)
Retained earnings	413,210	408,162	399,620	396,361
Accumulated other comprehensive loss, net	(23,777)	(24,483)	(25,833)	(18,255)
Treasury stock, at cost	(118,497)	(115,362)	(104,244)	(93,371)
Total stockholders’ equity	1,038,338	1,030,204	1,013,756	1,023,247
Total liabilities and stockholders’ equity	$5,817,619	$5,828,963	$5,738,593	$5,580,393

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans and leases	$42,969	$42,211	$39,645	$126,667	$107,378
Interest on overnight investments	1,239	897	167	2,666	588
Interest and dividends on investment securities:
Taxable	5,220	5,416	5,900	15,991	18,425
Tax-exempt	18	18	325	58	975
Total interest income	49,446	48,542	46,037	145,382	127,366

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	625	617	588	1,844	1,610
Money market and savings deposits	1,516	1,491	1,456	4,467	4,281
Time deposits	2,519	2,310	1,996	7,017	5,511
Total	4,660	4,418	4,040	13,328	11,402
Interest on borrowed funds	2,400	2,367	1,988	7,138	4,940
Total interest expense	7,060	6,785	6,028	20,466	16,342
Net interest income	42,386	41,757	40,009	124,916	111,024
Provision for loan losses	750	750	—	2,100	—
Net interest income after provision for loan losses	41,636	41,007	40,009	122,816	111,024

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,798	1,626	1,664	5,516	5,194
Service charges and other income	4,891	5,353	4,620	14,342	12,387
Mortgage banking and SBA income	424	444	140	1,748	213
Net (loss) gain on sale of investment securities	(1)	(3)	1,822	(7)	1,814
Total non-interest income	7,112	7,420	8,246	21,599	19,608

NON-INTEREST EXPENSE:
Salaries and employee benefits	18,285	18,557	17,644	55,670	50,038
Occupancy expense	2,474	2,538	2,489	7,746	7,233
Depreciation, amortization and maintenance	2,368	2,397	2,577	7,183	7,466
Marketing expense	1,018	1,039	1,032	3,160	2,833
Intangible amortization expense	212	570	580	1,350	1,611
FDIC insurance	441	438	669	1,312	1,847
Merger and restructuring charges	—	—	(694)	—	8,765
Professional fees	1,026	1,001	1,366	3,237	3,781
Classified loan and other real estate owned related expense	420	262	311	950	776
Other	7,594	7,412	7,288	22,810	19,298
Total non-interest expense	33,838	34,214	33,262	103,418	103,648

Income before income taxes	14,910	14,213	14,993	40,997	26,984
Income tax expense	5,482	4,728	4,917	13,729	9,137

NET INCOME	$9,428	$9,485	$10,076	$27,268	$17,847

EARNINGS PER SHARE — Basic	$0.13	$0.13	$0.14	$0.37	$0.25
EARNINGS PER SHARE — Diluted	$0.13	$0.13	$0.14	$0.37	$0.24

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	$0.06	$0.18	$0.06

Average common shares outstanding — Basic	70,781,924	70,630,256	70,593,701	70,487,219	72,643,659
Average common shares outstanding — Diluted	71,294,232	71,168,059	71,725,229	71,093,015	73,577,326

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	Three Months Ended						Nine Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,360,269	1.90%	$1,351,585	1.88%	$1,305,409	1.96%	$1,339,715	1.86%	$1,396,478	1.91%
Overnight investments	388,004	1.25%	342,350	1.05%	130,881	0.50%	331,117	1.06%	153,840	0.50%
Stock	23,211	4.66%	23,211	4.66%	18,116	4.49%	22,991	4.66%	13,859	4.45%
Other investment securities	949,054	2.09%	986,024	2.09%	1,156,412	2.08%	985,607	2.06%	1,228,779	2.05%

Loans and leases:	4,069,327	4.18%	4,065,523	4.14%	3,839,514	4.09%	4,066,024	4.14%	3,507,941	4.06%
Residential	921,751	3.90%	894,754	4.02%	821,959	4.04%	903,798	3.94%	783,793	4.08%
Commercial real estate	1,669,697	4.13%	1,681,138	4.08%	1,489,970	3.92%	1,664,615	4.09%	1,358,022	3.92%
Business and small business	881,955	4.46%	861,321	4.30%	868,229	4.30%	869,822	4.36%	718,949	4.15%
Personal	595,924	4.33%	628,310	4.23%	659,356	4.23%	627,789	4.24%	647,177	4.22%

Total interest earning assets	$5,429,596	3.61%	$5,417,108	3.57%	$5,144,923	3.55%	$5,405,739	3.57%	$4,904,419	3.45%

Deposits:	$3,655,234	0.51%	$3,647,270	0.49%	$3,544,412	0.45%	$3,652,394	0.49%	$3,401,244	0.45%
Savings	1,302,019	0.34%	1,306,201	0.34%	1,250,309	0.34%	1,299,584	0.34%	1,217,281	0.34%
Money market	439,045	0.36%	443,858	0.34%	442,923	0.34%	443,746	0.35%	454,335	0.35%
Demand	924,917	0.25%	913,309	0.24%	874,955	0.24%	918,441	0.24%	834,762	0.23%
Demand - municipals	113,961	0.18%	122,547	0.22%	127,623	0.19%	121,604	0.20%	128,821	0.15%
Total core deposits	2,779,942	0.31%	2,785,915	0.30%	2,695,810	0.30%	2,783,375	0.30%	2,635,199	0.30%

Time deposits	875,292	1.14%	861,355	1.08%	848,602	0.94%	869,019	1.08%	766,045	0.96%

Borrowings	540,488	1.74%	540,429	1.73%	412,536	1.89%	534,788	1.76%	307,977	2.14%

Total interest bearing liabilities	$4,195,722	0.67%	$4,187,699	0.65%	$3,956,948	0.61%	$4,187,182	0.65%	$3,709,221	0.59%

Non-interest bearing deposits	530,256		530,046		503,501		522,221		468,681

Net interest margin		3.09%		3.07%		3.08%		3.06%		3.00%

ASSET QUALITY INDICATORS (unaudited)

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2017	2017	2016	2016

Non-performing assets:
Non-accruing loans	$20,788	$21,164	$12,069	$13,153
Accruing loans past due 90 days or more	14,912	16,111	14,843	19,259
Total non-performing loans	35,700	37,275	26,912	32,412

Real estate owned	124	300	821	1,486

Total non-performing assets	$35,824	$37,575	$27,733	$33,898

Non-performing loans to total loans and leases	0.89%	0.91%	0.67%	0.83%
Non-performing assets to total assets	0.62%	0.64%	0.48%	0.61%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.36%	0.37%	0.22%	0.26%
ALLL to total loans and leases	1.07%	1.06%	1.08%	1.14%
ALLL to non-performing loans	121.20%	116.30%	160.75%	137.19%
ALLL to non-performing loans, excluding government
guaranteed student loans	208.15%	204.83%	358.45%	338.07%

Key performance ratios (annualized) are as follows for the three and nine months ended (unaudited):

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2017	2016
PERFORMANCE RATIOS: (annualized)
Return on average assets	0.64%	0.65%	0.53%	0.63%	0.45%
Return on average equity	3.61%	3.69%	2.97%	3.55%	2.29%
Net interest margin	3.09%	3.07%	3.00%	3.06%	3.00%
Net charge-off ratio	0.08%	0.05%	0.17%	0.07%	0.04%
Efficiency ratio	68.37%	69.57%	73.77%	70.59%	79.34%
Efficiency ratio (excluding merger & restructuring charges)	68.37%	69.57%	73.77%	70.59%	72.63%
Tangible common equity	15.34%	15.17%	15.10%	15.34%	15.70%